EXHIBIT 12


                     CPC INTERNATIONAL INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


                                                 For the
                                                  three
($ Millions)                                      months
                                                  ended                     For the years ended December 31,
                                             Mar. 31, 1997        1996        1995        1994        1993        1992
                                             ----------------- ----------- ----------- ----------- ----------- -----------

Income from Continuing
Operations before Income Taxes                    $195.7          $917.1      $877.0      $614.7     $790.3      $744.5
------------------------------
                                             ----------------- ----------- ----------- ----------- ----------- -----------
Add (subtract):
     Portion of rents representative of
        interest                                     8.5            34.3        26.3        25.3       20.9        21.7
     Interest on bonds, mortgages &
        similar debt                                18.2            74.2        55.2        51.9       56.1        64.7
     Other interest                                 20.0           131.8        86.5        54.6       53.7        51.0
     Interest expense included in cost of
        plant construction                           (.8)          (12.9)       (6.6)       (6.2)      (6.7)       (6.4)
     Income of unconsolidated venture                -               -           -           3.9        -           5.4
                                             ----------------- ----------- ----------- ----------- ----------- -----------
Income as adjusted                                $241.6        $1,144.5    $1,038.4      $744.2     $914.3      $880.9
                                             ----------------- ----------- ----------- ----------- ----------- -----------

Fixed Charges:
     Portion of rents representative of
        interest                                    $8.5           $34.3       $26.3       $25.3      $20.9       $21.7
     Interest on bonds, mortgages &
        similar debt                                18.2            74.2        55.2        51.9       56.1        64.7
     Other interest                                 20.0           131.8        86.5        54.6       53.7        51.0
                                             ----------------- ----------- ----------- ----------- ----------- -----------
                                                   $46.7          $240.3      $168.0      $131.8     $130.7      $137.4
                                             ----------------- ----------- ----------- ----------- ----------- -----------
Ratio of Earnings to
Fixed Charges                                        5.2             4.8         6.2         5.6        7.0         6.4
-------------
                                             ----------------- ----------- ----------- ----------- ----------- -----------
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